Exhibit 3.1
AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
QUANTENNA COMMUNICATIONS, INC.
AS ADOPTED ON JUNE 9, 2017
The Amended and Restated Bylaws of Quantenna Communications, Inc. are hereby amended to insert a new provision as Article X as follows:
ARTICLE X – EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES
Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Bylaw.
Former Article X of the Amended and Restated Bylaws of Quantenna Communications, Inc. is hereby re-designated as Article XI.